UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/04/2006

Internet Security Systems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23655

Delaware	58-2362189
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6303 Barfield Road, Atlanta, Georgia 30328
(Address of principal executive offices, including zip code)

(404) 236-2600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

The Compensation Committee of the Board of Directors of Internet Security Systems, Inc. (the "Company") amended its incentive bonus plan for executive officers, including the named executive officers. Individual plans are effective April 1, 2006. Achievement of performance is measured by reference to goals for revenues, earnings per share, contribution margin, and/or days sales outstanding (which is a Company measure of collections on billings). The plan was amended to provide that executive officers who are "Theatre Heads" under the plan are eligible for an additional bonus based on the Company achieving target revenues for particular products or services. The following persons are expected to be the named executive officers in 2006: Thomas E. Noonan, President and Chief Executive Officer; Raghavan Rajaji, Senior Vice President and Chief Financial Officer; Lawrence Costanza, Senior Vice President of Americas Sales Operations; Jaap Smit, Senior Vice President of EMEA Operations; and Lin Ja Hong, Senior Vice President of Asia Pacific Operations. Messrs. Noonan and Rajaji are considered "Corporate Executives", and Messrs. Costanza, Smit and Lin are considered "Theatre Heads", within the meaning of the plan.

The preceding summary of the plan is qualified in its entirety by the text of the form of plan (which includes the performance measures) attached hereto as Exhibit 10.1.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

10.1        Form of Executive Incentive Plan.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Internet Security Systems, Inc.

Date: May 04, 2006	By:	/s/ Sean Bowen
Sean Bowen
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Form of Executive Incentive Plan